Exhibit 5.1


                      [LETTERHEAD OF WESTAR ENERGY, INC.]


                                 March 9, 2004


Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612

Ladies and Gentlemen:

     I am Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc. a Kansas corporation (the "Company") and have acted for the Company in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to (i) $400,000,000 aggregate principal amount of debt securities (the "Debt Securities"), (ii) 14,000,000 shares of common stock, $5.00 par value (the "Common Stock"), and (iii) $500,000,000 aggregate principal amount of first mortgage bonds (the "First Mortgage Bonds"). The Debt Securities, Common Stock and First Mortgage Bonds are herein collectively referred to as the "Securities". The Debt Securities and the First Mortgage Bonds may be convertible and/or exchangeable for Securities or other securities. The Debt Securities are to be issued pursuant to an Indenture dated August 1, 1998, among the Company and Deutsche Bank Trust Company Americas, as Trustee. The First Mortgage Bonds are to be issued pursuant to a mortgage and deed of trust dated July 1, 1939, between the Company and BNY Midwest Trust Company, as Trustee, as heretofore supplemented (the "Mortgage") and as to be further supplemented by one or more supplemental indentures in the form incorporated as an exhibit to the Registration Statement (the "Supplemental Indenture").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials

Westar Energy, Inc.                     2                         March 9, 2004


and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1. The Mortgage has been duly authorized executed and delivered and is a valid instrument legally binding on the Company.

     2. Upon (a) authorization of the issue and sale of the First Mortgage Bonds by regulatory commissions having jurisdiction, (b) the Registration Statement becoming effective under the Securities Act of 1933, (c) the authorization of the Supplemental Indenture and the issuance, sale and delivery of the First Mortgage Bonds by the Board of Directors of the Company and the execution of the Supplemental Indenture by the Company and the Trustee thereunder, acting by their proper officers, respectively, the delivery thereof and the filing for record of the Supplemental Indenture, and (d) the execution of the First Mortgage Bonds by the proper officers of the Company and the authentication thereof by the Trustee in accordance with the provisions of the Mortgage and full payment therefor, the Supplemental Indenture will be a valid instrument legally binding upon the Company and the First Mortgage Bonds will be duly authorized and issued, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and will be entitled to the lien of and the benefits provided by the Mortgage and the indentures supplemental thereto, including the Supplemental Indenture (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to equitable principles of general applicability).

     3. When the specific terms of any offering or offerings of Common Stock have been duly established by the Board of Directors of the Company and in accordance with provisions of any applicable underwriting agreement so as not to violate any applicable law or agreement or instrument then binding on the Company, and shares of the Common Stock have been issued and sold against payment therefor in accordance with the applicable underwriting or other agreement or upon exchange in accordance with the terms of any Debt Security that have been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

     In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly established the terms of such Security, (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (iii) there shall not have occurred any change in

Westar Energy, Inc.                     3                         March 9, 2004


law affecting the validity or enforceability of such Security. I have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     I am a member of the Bar of the state of Kansas and the foregoing opinion is limited to the laws of the state of Kansas and the federal laws of the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus.

Westar Energy, Inc.                     4                         March 9, 2004


     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

                                             Very truly yours,


                                             /s/ Larry D. Irick
                                             Larry D. Irick